EXHIBIT     5.1

                          January 4, 2001



To the Board of Directors of
Maxwell Technologies, Inc.

Re:   Form S-8 Registration Statement covering
      1995 Stock Option Plan; Listing of Underlying Shares

Gentlemen:

     This opinion is rendered to you in connection with the registration under the Securities Act of 1933, as amended (the "Act"), and the listing for trading on the NASDAQ national market system, of 950,000 shares of the Company's $.10 par value Common Stock ("Common Stock") authorized for issuance upon the exercise of options granted under the Maxwell Technologies, Inc. 1995 Stock Option Plan (the "Plan").

     In rendering this opinion, I have examined and relied upon, among other things, originals or copies, identified to my satisfaction as being true copies, of the following: Restated Certificate of Incorporation of the Company, as amended to date; Bylaws of the Company, as amended to date; and corporate records and other instruments and documents as were deemed necessary or appropriate for purposes of this opinion. As to questions of fact material to this opinion, I have, when the relevant facts were not independently established by me, relied upon the documents I have examined or upon certificates of officers of the Company. In my examination of the documents referred to above, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity with the originals of all documents submitted to me as copies.

     I have investigated such questions of law for the purpose of rendering this opinion as I have deemed necessary. I am an attorney duly admitted and qualified to practice in the State of California and I express no opinion as to the laws of any other jurisdiction except Delaware corporate law and United States federal law.

     On the basis of the foregoing, and in reliance thereon, I am of the opinion that the 950,000 shares of Common Stock reserved for issuance under the Plan have been duly and validly authorized for issuance, and said shares, upon issuance pursuant to the provisions of the Plan, including receipt of the required consideration, will be validly issued, fully paid and nonassessable.

To The Board of Directors of
Maxwell Technologies, Inc.
Page 2
January 4, 2001



     I hereby consent to the inclusion of this opinion as an Exhibit to the Form S-8 Registration Statement covering the shares of Common Stock issuable pursuant to the terms of the Plan.

     This opinion is intended solely for your use in connection with the registration under the Act of shares under the Plan and the listing of such shares with appropriate stock trading organizations, and this opinion may not be relied upon by any other party or for any other purposes.

                                    Very truly yours,

                                    /s/ Donald M. Roberts
                                    ---------------------
                                    Donald M. Roberts
                                    Vice President,
                                    Secretary & General Counsel